Exhibit (g)(2)

FIRST AMENDMENT TO THE VELA FUNDS
CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of the last date on the signature block (the, to the Custody Agreement, dated as of March 14, 2025, is entered into by and between VELA FUNDS, a Delaware statutory U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the Custodian).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the following fund to its series:

-	VELA Small-Mid Cap Fund

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

VELA FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jason Job	By:	/s/ Greg Farley
Name:	Jason Job	Name:	Greg Farley
Title:	President	Title:	Senior Vice President

EXHIBIT A

Custody Agreement

Separate Series of VELA Funds

Name of Series:

VELA Small Cap Fund

VELA Large Cap Plus Fund

VELA International Fund

VELA Income Opportunities Fund

VELA Short Duration Fund

VELA Small-Mid Cap Fund